UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 13, 2006
____________________

Tegal Corporation
(Exact name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	000-26824 (Commission File Number)	68-0370244 (I.R.S. Employer Identification No.)

2201 South McDowell Boulevard
Petaluma, CA 94954
(Address of Principal Executive Offices)

(707) 763-5600
(Registrant’s telephone number, including area code)

_____________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

࿴	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
࿴	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
࿴	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
࿴	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Litigation Settlement

On November 13, 2006, Tegal Corporation (the “Company”) announced that its wholly-owned subsidiary, Sputtered Films Inc. (“SFI”) had entered into a Settlement Agreement and Release (the “Settlement Agreement”) regarding its trade secrets case against Sergey Mishin, Advanced Modular Sputtering (“AMS”), Agilent Technologies, Inc., Avago Technologies U.S., Inc., Avago Technologies Wireless (U.S.A) Manufacturing, Inc. and other defendants. Under the terms of the Settlement Agreement, SFI will receive a payment of approximately $13 million, net of litigation-related fees and expenses. Upon receipt of the payment, SFI will file a request for dismissal of all claims, Avago will file a request for dismissal of Avago’s claims, and SFI will stipulate to conditional dismissal of claims against AMS and Mishin, which dismissal will be entered at the expiration of a three-year period during which AMS and Mishin will agree to not compete against SFI’s business, except in specified circumstances.

Pursuant to the Agreement, AMS will transfer certain assets related to PVD technology to SFI. The transfer transaction is subject to customary due-diligence and closing conditions, but is expected to close on March 1, 2007, and after the transaction is closed, AMS will be dissolved. In addition, SFI will provide Avago a worldwide, royalty-free, nonexclusive and nontransferable license to Avago for certain SFI intellectual property.

The Company issued a press release regarding this settlement, a copy of which is attached to this Report as Exhibit 99.1 and incorporated by reference herein.

Option Grants to Non-Employee Directors

On November 15, 2006, the Compensation Committee of the Board of Directors of the Company, in consultation with third-party compensation consultants, made the following stock option grants to the Company’s non-employee directors in accordance with the provisions of the Fifth Amended and Restated Outside Director Plan:

Participant	Number of Options
Jeff Krauss	14,673
Duane Wadsworth	10,011
Ed Dohring	15,316

The options shall be immediately vested. The options shall have an exercise price equal to $4.60 per share, which was the closing sales price of the Company’s common stock as reported on the Nasdaq Capital Market on November 15, 2006.

Option Grants to Executive Officers

On November 15, 2006, the Compensation Committee of the Board of Directors of the Company, in consultation with third-party compensation consultants, made the following grants of stock options and restricted stock units (“RSUs”) grants to the Company’s executive officers in accordance with the provisions of the Eighth Amended and Restated Equity Participation Plan (the “Plan”):

	Number of
Participant	Options	RSUs	Total
Thomas R. Mika, Chairman, President and Chief Executive Officer	16,339	16,339	32,678
Christine T. Hergenrother, Vice President and Chief Financial Officer	17,692	17,693	35,385
Murali K. Narasimhan, Vice President, Marketing	4,166	4,167	8,333
Steven Selbrede, Vice President and Chief Technology Officer	15,757	15,757	31,514
Vahan Tchakerian, Vice President, Global Sales	14,166	14,167	28,833
Scott L. Brown, Vice President, North American Sales	7,500	7,500	15,000

The options shall have an exercise price equal to $4.60 per share, which was the closing sales price of the Company’s common stock as reported on the Nasdaq Capital Market on November 15, 2006. The options and RSUs shall vest in accordance with the following schedule: 25% of the original number of shares on each of the first and second anniversaries of November 15, 2006 (the “Effective Date”), and an additional 1/48th of the original number shares on each monthly anniversary of the Effective Date thereafter, for so long as the option holder remains an employee of or consultant to the Company.

Item 2.02. Results of Operations and Financial Condition

The information in this Item 2.02 of this Report, including Exhibits 99.2 and 99.3 attached hereto, is furnished pursuant to Item 2.02 of this Form 8-K. Consequently, it is not deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or Securities Act of 1933 if such subsequent filing specifically references this Item 2.02 Form 8-K.

On November 14, 2006, the Company announced its results of operations and financial condition for the quarter and six months ended September 30, 2006 in a press release that is furnished as Exhibit 99.2 to this Form 8-K and incorporated by reference herein. A transcript of the earnings call held on November 14, 2006 is furnished as Exhibit 99.3 to this Form 8-K and incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits.

Number	Exhibit
99.1	Press Release regarding litigation settlement, dated November 13, 2006.
99.2	Press Release regarding earnings dated November 14, 2006.
99.3	Transcript of Tegal Corporation’s second quarter 2007 conference call held on November 14, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2006	TEGAL CORPORATION
By:
	Name: Title:	Christine Hergenrother Vice President & Chief Financial Officer

EXHIBIT INDEX

Number	Exhibit
99.1	Press Release regarding litigation settlement, dated November 13, 2006.
99.2	Press Release regarding earnings dated November 14, 2006.
99.3	Transcript of Tegal Corporation’s second quarter 2007 conference call held on November 14, 2006.